Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Inseego Corp. on Form S-8 of our report dated March 12, 2019, with respect to our audit of the consolidated financial statements of Inseego Corp. as of December 31, 2018 and for the year then ended and our report dated March 12, 2019, with respect to our audit of the effectiveness of internal control over financial reporting of Inseego Corp. as of December 31, 2018 appearing in the Annual Report on Form 10-K of Inseego Corp. as of December 31, 2018.

Marcum LLP

/s/ Marcum LLP

Philadelphia, Pennsylvania

August 9, 2019